Exhibit 99.1

CONN'S, INC. ANNOUNCES PRICING OF SECURITIZATION TRANSACTION SENIOR CLASS A NOTES EXPECTED TO BE RATED BBBsf by FITCH RATINGS, INC. (“FITCH”)

THE WOODLANDS, TEXAS, March 14, 2016 - Conn’s, Inc. (NASDAQ:CONN), today announced that it has entered into an agreement to securitize an aggregate of $705 million of retail installment contract receivables, with closing expected on or about March 17, 2016.
The offering includes three classes of fixed rate notes: (i) $423,030,000 aggregate principal amount of the Class A asset backed notes are expected to be rated BBBsf by Fitch, (ii) $70,510,000 aggregate principal amount of the Class B asset backed notes are expected to be rated BBsf by Fitch, and (iii) $70,510,000 aggregate principal amount of the Class C asset backed fixed rate notes are expected to be rated Bsf by Fitch.
The face amount of the Class A and Class B notes to be issued in the securitization is approximately $494 million, with an advance rate of 70% of the outstanding customer receivables portfolio balance. Conn’s will receive upfront proceeds with respect to those notes of approximately $478 million, net of transaction costs and reserves. The coupon rate to investors is 4.68% on the Class A Notes and 8.96% on the Class B Notes. The Class C Notes and residual equity will initially be retained by an affiliate of the Company.
The notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered only (i) within the United States to persons who are qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, and (ii) solely with respect to the Class A Notes, to certain non‑U.S. persons in offshore transactions in reliance on Regulation S under such Act.

About Conn’s, Inc.
Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts.

We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. The Company makes available in the investor relations section of its website at ir.conns.com updated monthly reports to the holders of its asset-backed notes. This information reflects the performance of the securitized portfolio only, in contrast to the financial statements contained herein, which reflect the performance of all of the Company's outstanding receivables, including those originated subsequent to those included in the securitized portfolio. The website and the information contained on our website are not incorporated in this or any other document filed with the SEC.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400